Exhibit 3.1

STATEMENT OF RESOLUTION ESTABLISHING THE DESIGNATION OF

FIXED-RATE RESET CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C

OF

GENERAL MOTORS FINANCIAL COMPANY, INC.

General Motors Financial Company, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Texas, does hereby certify that, pursuant to authority conferred upon the Company’s board of directors (the “Board”) by the Company’s Amended and Restated Certificate of Formation (as so amended and as further amended from time to time, the “Amended and Restated Certificate of Formation”) and pursuant to Sections 21.155 and 21.156 of the Texas Business Organizations Code (the “TBOC”), the Board, by all necessary action on the part of the Company and resolutions duly adopted by the Board, dated September 1, 2020, adopted resolutions authorizing a new series of the Company’s previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and the duly authorized and constituted stock committee of the Board (the “Stock Committee”), at a meeting thereof on September 9, 2020, provided for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 500,000 shares of Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series C, of the Company, as follows:

RESOLVED, that pursuant to the authority granted to the Board in accordance with the provisions of the Amended and Restated Certificate of Formation, and the authority granted to the Stock Committee by the Board, the Stock Committee hereby authorizes a series of Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1. Definitions. The following terms used herein shall be defined as set forth below:

“Amended and Restated Certificate of Formation” shall have the meaning specified in the recitals to this Statement of Resolution.

“Board” shall have the meaning specified in the recitals to this Statement of Resolution.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as they may be amended or restated from time to time.

“Calculation Agent” shall have the meaning specified in Section 11.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” shall have the meaning specified in the recitals to this Statement of Resolution.

“DTC” means The Depository Trust Company.

“Event” shall have the meaning specified in Section 7(b)(ii).

“First Reset Date” means September 30, 2030.

“Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity (or, if fewer than five Business Days appear, such number of Business Days appearing) for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets, as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity (or, if fewer than five Business Days appear, such number of Business Days appearing) for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15. If the Company, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Company may, in its sole discretion, designate an unaffiliated agent or advisor (the “Designee”), to determine whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate. If the Designee determines that there is such an industry-accepted successor rate, then the Five-year U.S. Treasury Rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the business day convention, the definition of “Business Day” and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable Five-year U.S. Treasury Rate, in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Company, in its sole discretion, does not designate a Designee, or if the Designee determines that there is no industry-accepted successor rate to the Five-year U.S. Treasury Rate, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 5.700%.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“original issue date” shall have the meaning specified in Section 2.

“Preferred Stock” shall have the meaning specified in the recitals to this Statement of Resolution.

“Reset Date” means the First Reset Date and September 30th of every fifth year after 2030.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and, thereafter, each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

“Series C Dividend Payment Date” shall have the meaning specified in Section 4(b).

“Series C Dividend Period” means the period from, and including, a Series C Dividend Payment Date to, but excluding, the next succeeding Series C Dividend Payment Date or any earlier redemption date, except that the initial Series C Dividend Period will commence on, and include, the original issue date of the Series C Preferred Stock and will end on, and exclude, the March 30, 2021 Series C Dividend Payment Date.

“Series C Junior Securities” shall have the meaning specified in Section 3(a).

“Series C Parity Securities” shall have the meaning specified in Section 3(b).

“Series C Preferred Stock” shall have the meaning specified in Section 2.

“Transfer Agent” means Computershare Trust Company, N.A., as transfer agent, registrar, dividend disbursing agent and redemption agent, or any successor transfer agent, registrar, dividend disbursing agent or redemption agent appointed by the Company.

“TBOC” shall have the meaning specified in the recitals to this Statement of Resolution.

2. Designation and Number of Shares. A series of Preferred Stock designated the “Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series C” (hereinafter called “Series C Preferred Stock”) is established hereby, and the authorized number of shares that shall constitute such series shall be 500,000 shares, and such shares shall have a liquidation preference of $1,000 per share. The number of shares constituting the Series C Preferred Stock may be increased from time to time by resolution of the Board (or a duly authorized committee of the Board) in accordance with the Amended and Restated Certificate of Formation (as then in effect), the Bylaws (as then in effect) and Texas law up to the maximum number of shares of Preferred Stock authorized to be issued under the Amended and Restated Certificate of Formation (as then in effect), less all shares at the time authorized of any other series of Preferred Stock or decreased from time to time by a resolution of the Board (or a duly authorized committee of the Board) in accordance with the Amended and Restated Certificate of Formation (as then in effect), the Bylaws (as then in effect) and Texas law, but not below the number of shares of Series C Preferred Stock then outstanding. Shares of Series C Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series.

3. Ranking. With respect to the payment of dividends and the distribution of assets upon the Company’s liquidation or winding up, shares of the Series C Preferred Stock shall rank:

(a) senior to the Common Stock and to any other class or series of capital stock of the Company hereafter authorized, issued and outstanding that, by its terms, expressly provides that such class or series ranks junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon the Company’s liquidation or winding up (collectively, “Series C Junior Securities”);

(b) equally with any class or series of capital stock of the Company now or hereafter authorized, issued and outstanding that, by its terms, does not expressly provide that such series ranks senior or junior with the Series C Preferred Stock as to the payment of dividends, whether cumulative or non-cumulative, and the distribution of assets upon the Company’s liquidation or winding up (collectively, “Series C Parity Securities”); and

(c) junior to any class or series of capital stock of the Company hereafter authorized, issued and outstanding (if the issuance is approved by the requisite vote or consent of the holders of the Series C Preferred Stock and all other Series C Parity Securities with like voting rights voting together as a single class) that, by its terms, expressly provides that such class or series ranks senior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon the Company’s liquidation or winding up, and all of the Company’s existing and future debt obligations, as the case may be.

The Company may authorize and issue additional shares of Series C Junior Securities and Series C Parity Securities from time to time without notice to, or the consent of, the holders of the Series C Preferred Stock. Any additional shares of Series C Preferred Stock will be deemed to form a single series together with all outstanding shares of the Series C Preferred Stock.

4. Dividends and Distributions.

(a) Holders of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), on each Series C Dividend Payment Date, out of funds legally available for the payment of dividends thereof, cumulative cash dividends based on the liquidation preference of the Series C Preferred Stock of $1,000 per share at a rate per annum equal to (i) 5.700% for each Series C Dividend Period beginning on or after the original issue date of the Series C Preferred Stock to, but excluding, the First Reset Date and (ii) the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date, plus a spread of 4.997%, for each Series C Dividend Period from, and including, the First Reset Date to, but excluding, the date of redemption (if any) of the Series C Preferred Stock. If the Company issues additional shares of the Series C Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date specified by the Board (or a duly authorized committee of the Board) at the time such additional shares are issued.

(b) If declared by the Board (or a duly authorized committee of the Board), dividends will be payable on the Series C Preferred Stock from the original issue date (in the case of the initial Series C Dividend Period only) or the immediately preceding dividend payment date, semi-annually in arrears on the 30th day of March and September of each year, beginning on March 30, 2021, subject to adjustment as set forth in this paragraph (b) (each such date, a “Series C Dividend Payment Date”). If any 30th day of March or September is not a Business Day, then such date will nevertheless be a Series C Dividend Payment Date, but dividends on the Series C Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day after such Series C Dividend Payment Date (without adjustment in the amount of the dividend per share of Series C Preferred Stock for such Series C Dividend Period). If the Board (or a duly authorized committee of the Board) does not declare a dividend (or declares less than full dividends) payable in respect of any Series C Dividend Period, such dividend (or any portion of such dividend not declared) shall accumulate and an amount equal to such accumulated dividend (or such undeclared portion thereof) shall become payable out of assets legally available therefor upon the liquidation or winding up of the Company (or earlier redemption of such shares of Series C Preferred Stock), to the extent not paid prior to such liquidation or winding up or earlier redemption, as the case may be.

(c) Dividends will be payable on each Series C Dividend Payment Date to holders of record of the Series C Preferred Stock as they appear on the Company’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series C Dividend Payment Date, or such other record date fixed by the Board (or a duly authorized committee of the Board) that is not more than 60 calendar days nor less than 10 calendar days before the applicable Series C Dividend Payment Date.

(d) Dividends payable on the Series C Preferred Stock for any Series C Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends for the initial Series C Dividend Period will be calculated from the original issue date. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series C Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series C Preferred Stock, unless the Company defaults in the payment of the redemption price of the Series C Preferred Stock called for redemption.

(e) The dividend rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Dividend Determination Date. Absent manifest error, the Calculation Agent’s determination of the dividend rate, and its calculation of the amount of dividends, for a Series C Dividend Period will be binding and conclusive on holders of Series C Preferred Stock, the Transfer Agent and the Company.

(f) The Company will give notice of the applicable Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Dividend Determination Date to the Transfer Agent and the holders of Series C Preferred Stock.

(g) Dividends on the Series C Preferred Stock will be cumulative whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

(h) So long as any share of Series C Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series C Preferred Stock through the most recently completed Series C Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), subject to certain exceptions set forth in clauses (i), (ii) and (iii) of this paragraph (h):

(x) no dividend shall be paid or declared or funds set aside for payment on any Series C Junior Securities;

(y) no shares of Series C Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly; and

(z) no shares of Series C Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Company, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Series C Parity Securities during a Series C Dividend Period.

(i) The foregoing limitation with respect to Series C Junior Securities does not apply to:

(1) repurchases, redemptions or other acquisitions of shares of Series C Junior Securities in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (B) a dividend reinvestment plan or shareholder stock purchase plan;

(2) purchases or repurchases of shares of Series C Junior Securities pursuant to a contractually binding requirement to buy Series C Junior Securities existing prior to the commencement of the then-current Series C Dividend Period, including under a contractually binding stock repurchase plan;

(3) an exchange, redemption, reclassification or conversion of any class or series of Series C Junior Securities for any class or series of Series C Junior Securities;

(4) the purchase of fractional interests in shares of Series C Junior Securities under the conversion or exchange provisions of the Series C Junior Securities or the security being converted or exchanged;

(5) any declaration of a dividend payable solely in Series C Junior Securities in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan (so long as such right to stock or other property only consists of Series C Junior Securities or the right to purchase Series C Junior Securities), or the redemption or repurchase of rights pursuant to the plan; or

(6) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

(ii) The foregoing limitation with respect to Series C Parity Securities does not apply to:

(1) purchases or repurchases of shares of Series C Parity Securities pursuant to a contractually binding requirement to buy Series C Parity Securities existing prior to the commencement of the then-current Series C Dividend Period, including under a contractually binding stock repurchase plan;

(2) an exchange, redemption, reclassification or conversion of any class or series of Series C Parity Securities for any other class or series of Series C Parity Securities;

(3) the purchase of fractional interests in shares of Series C Parity Securities under the conversion or exchange provisions of the Series C Parity Securities or the security being converted or exchanged; or

(4) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

(iii) In addition, the foregoing limitation shall not restrict the ability of the Company or any of its affiliates (a) to engage in any market-making transactions in Series C Junior Securities or Series C Parity Securities in the ordinary course of business or (b) to acquire record ownership in Series C Junior Securities or Series C Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Company or any of its subsidiaries), including as trustees or custodians.

(iv) For the avoidance of doubt, the foregoing limitation shall not restrict the Company from taking any of the actions set forth above after the original issue date of the Series C Preferred Stock and prior to the first Series C Dividend Payment Date.

(i) Notwithstanding the foregoing, when dividends are not declared and paid (or declared and duly provided for) on any Series C Dividend Payment Date (or, in the case of Series C Parity Securities having dividend payment dates different from the dividend payment dates pertaining to the Series C Preferred Stock, on a dividend payment date falling within the related Series C Dividend Period) in full on the Series C Preferred Stock and any shares of Series C Parity Securities, (i) all dividends declared upon the Series C Preferred Stock and all such Series C Parity Securities payable on such Series C Dividend Payment Date (or, in the case of Series C Parity Securities having dividend payment dates different from the applicable Series C Dividend Payment Date, on a dividend payment date falling within the related Series C Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per share on the Series C Preferred Stock and all Series C Parity Securities payable on such Series C Dividend Payment Date (or, in the case of Series C Parity Securities having dividend payment dates different from the Series C Dividend Payment Date, on a dividend payment date falling within the related Series C Dividend Period) bear to each other; and (ii) any portion of such dividends not declared and paid (or declared and duly provided for) that are payable upon the Series C Preferred Stock in respect of such Series C Dividend Period on such Series C Dividend Payment Date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available therefor upon the Company’s liquidation or winding up (or earlier redemption of such shares of Series C Preferred Stock), to the extent not paid prior to such liquidation or winding up or earlier redemption, as the case may be.

(j) Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by the Board (or a duly authorized committee of the Board) and may be declared and paid on the Common Stock and any stock ranking, as to dividends, equally with or junior to the Series C Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series C Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation.

(a) Upon any voluntary or involuntary liquidation or winding up of the Company, holders of shares of Series C Preferred Stock are entitled to receive out of assets of the Company available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or pari passu with the Series C Preferred Stock in respect of distributions upon liquidation or winding up of the Company, if any, and before any distribution of assets is made to holders of Common Stock or any Series C Junior Securities, a liquidating distribution in the amount of $1,000 per share, plus accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series C Preferred Stock will not be entitled to any other amounts from the Company after they have received their full liquidation preference.

(b) In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preferences in full to all holders of the Series C Preferred Stock and all holders of Series

C Parity Securities, the amounts paid to the holders of Series C Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including any unpaid, accrued, cumulative dividends, whether or not declared (and, in the case of any holder of stock other than the Series C Preferred Stock and on which dividends are non-cumulative, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of Series C Preferred Stock and any Series C Parity Securities, the holders of the Company’s Series C Junior Securities shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(c) For purposes of this Section 5, the merger of the Company with or into any other entity, including a merger in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Company, for cash, securities or other property shall not constitute a liquidation or winding up of the Company.

6. Redemption.

(a) The Series C Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series C Preferred Stock is not redeemable prior to the First Reset Date. On any Series C Dividend Payment Date on or after the First Reset Date, shares of the Series C Preferred Stock at the time outstanding will be redeemable at the option of the Company, in whole or in part, at a redemption price equal to $1,000 per share, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the date fixed for redemption. Holders of the Series C Preferred Stock will have no right to require the redemption or repurchase of the Series C Preferred Stock.

(b) If shares of the Series C Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series C Preferred Stock to be redeemed, mailed not less than 15 calendar days nor more than 60 calendar days prior to the date fixed for redemption thereof (provided that, if the shares of the Series C Preferred Stock are held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of the Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where holders may surrender certificates evidencing shares of the Series C Preferred Stock for payment of the redemption price; and (v) that dividends on the shares of the Series C Preferred Stock to be redeemed will cease to accrue on such redemption date.

(c) Any redemption may be made conditional on such factors as may be determined by the Board (or a duly authorized committee of the Board) and as set forth in the notice of redemption.

(d) If notice of redemption of any shares of Series C Preferred Stock has been given and if, on or prior to the redemption date specified in such notice, the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

(e) In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata (provided that, if the shares of Series C Preferred Stock are held in book-entry form through DTC, the shares of Series C Preferred Stock to be redeemed shall be selected in accordance with DTC procedures).

7. Voting Rights.

(a) Except as provided below or as expressly required by Texas law, the holders of shares of Series C Preferred Stock shall have no voting rights.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the approval of at least two-thirds of the votes entitled to be cast by the holders of the Series C Preferred Stock and all other series of Series C Parity Securities that the Company has issued with like voting rights, voting together as a single class, outstanding at the time, given in person or by proxy, either in writing or at a meeting, is required in order to:

(i) issue any class or series of capital stock that, by its terms, expressly provides that such class or series ranks senior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon the Company’s liquidation or winding up or reclassify any of the Company’s authorized capital stock into such shares, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

(ii) amend, alter, repeal or replace the Amended and Restated Certificate of Formation, including by way of a merger or otherwise in which the Company may not be the surviving corporation or other entity, so as to materially and adversely affect and deprive holders of the Series C Preferred Stock of the rights, preferences, privileges or voting power of the Series C Preferred Stock (each of clauses (i) and (ii), an “Event”).

(c) For the purposes of the voting rights set forth above, neither of the following shall be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of the Series C Preferred Stock:

(i) the occurrence of any Event set forth in clause (b)(ii) above whereby any shares of the Series C Preferred Stock remain outstanding with the terms thereof materially unchanged, or shares of preferred stock into which the Series C Preferred Stock are converted or exchanged in connection with such Event contain terms materially unchanged as compared to the terms of the Series C Preferred Stock, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity; and

(ii) any increase in the amount of the authorized preferred stock, or the authorization, creation or issuance of any additional Series C Preferred Stock or other series of preferred stock that the Company has issued or may issue that ranks on parity with or junior to the Series C Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation or winding up.

If an Event set forth in clause (b)(ii) above materially and adversely affects the rights, preferences, privileges or voting power of the Series C Preferred Stock but not all of the series of Series C Parity

Securities that the Company has issued upon which like voting rights have been conferred and are exercisable, the vote or consent that is required will be the vote or consent of the holders of at least two-thirds of the outstanding shares of the Series C Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a single class).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of the holders of the Series C Preferred Stock to effect such redemption.

(d) Without the vote or consent of the holders of the Series C Preferred Stock, the Company may amend, alter, supplement or repeal any terms of the Series C Preferred Stock by amending, altering, supplementing or repealing the Amended and Restated Certificate of Formation, this Statement of Resolution or any certificate representing the Series C Preferred Stock for the following purposes:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

(ii) to make any provision with respect to matters or questions relating to the Series C Preferred Stock that is not inconsistent with the provisions of the Statement of Resolution for the Series C Preferred Stock and that does not adversely affect the rights of any holder of the Series C Preferred Stock; or

(iii) to make any other change that does not adversely affect the rights of any holder of the Series C Preferred Stock (other than any holder that consents to such change).

8. Conversion Rights. The holders of shares of Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Company.

9. Preemptive Rights. The holders of shares of Series C Preferred Stock will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

10. Transfer Agent and Registrar. The Company has appointed a transfer agent and registrar for the Series C Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal.

11. Calculation Agent. The Company shall appoint a calculation agent (the “Calculation Agent”) for the Series C Preferred Stock prior to the Reset Dividend Determination Date preceding the First Reset Date. The Company may, in its sole discretion, remove the Calculation Agent in accordance with the agreement to be entered into between the Company and the Calculation Agent and appoint a successor Calculation Agent at any time and from time to time; provided that, if the Company elects to remove the Calculation Agent on or after the Reset Dividend Determination Date preceding the First Reset Date, the Company shall appoint a successor Calculation Agent who shall accept such appointment prior to the next succeeding Reset Dividend Determination Date.

12. No Other Rights. The shares of Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Amended and Restated Certificate of Formation or as provided by Texas law.

13. Effective Date. This Statement of Resolution becomes effective at a later date, which is not more than 90 days from the date of signing. The delayed effective date is: 12:01 a.m. on September 16, 2020.

* * * * *

The resolution set forth above has been duly adopted by all necessary action on the part of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Statement of Designation to be duly executed in its name and on its behalf on this 10th day of September, 2020.

GENERAL MOTORS FINANCIAL COMPANY, INC.

By:	/s/ Frank E. Brown III
Name:	Frank E. Brown III
Title:	Senior Vice President, Corporate Counsel and Secretary

[Signature Page to Statement of Resolution]